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                                                                    EXHIBIT 10.7



                         PRECISION RESPONSE CORPORATION
                              1505 NW 167TH STREET
                              MIAMI, FLORIDA 33169



                                                                January 12, 2000



Mr. Mark J. Gordon
19951 Northeast 39th Place
Aventura, Florida 33180

Dear Mark:

     Precision Response Corporation, a Florida corporation (the "COMPANY"), is entering into an Agreement and Plan of Merger (the "MERGER AGREEMENT") with USA Networks, Inc., a Delaware corporation ("USAi"), and a wholly-owned subsidiary of USAi ("MERGER SUB"), pursuant to which the Company has agreed to merge with and into Merger Sub, subject to certain terms and conditions. It is a material condition to such merger (the "MERGER") that you enter into this letter agreement (the "LETTER AGREEMENT") with the Company, and you have agreed to enter into this Letter Agreement in consideration of, among other things, the benefits to be received by you in connection with the Merger. This Letter Agreement and all of the terms hereof shall become effective on and after the Effective Time (as defined in the Merger Agreement), whether or not you continue to be employed by the Company at such time.

     This Letter Agreement (i) confirms that, effective as of the Effective Time, you will no longer serve as the Chairman of the Board of the Company,
(ii) terminates, effective as of the Effective Time, the Employment Agreement, dated as of May 15, 1996 (the "EMPLOYMENT AGREEMENT"), between you and the Company, and (iii) terminates, effective as of the Effective Time, the Registration Rights Agreement, dated as of May 15, 1996 (the "REGISTRATION RIGHTS AGREEMENT"), between you and the Company.

     1. Effective as of the Effective Time, you will resign as the Chairman of the Board of the Company and from all positions you then occupy as an officer or director of the Company and any subsidiary or affiliate of the Company and will terminate as an employee of the Company and any subsidiary or affiliate of the Company.

     2. (a) In view of the consideration to be received by you in connection with the Merger and as material inducement to USAi to enter into the Merger, effective on and after the Effective Time, you, in your individual capacity only, hereby waive, release and forever discharge the Company and its subsidiaries, and their respective divisions, branches, predecessors, successors, assigns, directors, officers, employees, agents, partners, members, stockholders, representatives and attorneys, in their individual and representative capacities
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(collectively, the "RELEASEES"), of and from any and all claims, rights, damages, demands, causes of action or liabilities of any nature whatsoever, known or unknown, contingent or fixed, whether due or to become due, that you have had, now have or may have at any future time by reason of any cause, matter or thing whatsoever, directly or indirectly, related to the Employment Agreement, the Registration Rights Agreement or otherwise in connection with your employment with any Releasees (collectively, "CLAIMS"), including without limitation under Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. Section 2000 et seq.; the Fair Labor Standards Act, as amended, 29
U.S.C. Section 201 et seq.: the Age Discrimination in Employment Act, 29 U.S.C.
Section 621 et seq. (the "ADEA"); the Americans With Disabilities Act, 42 U.S.C.
Section 1001 et seq. and Section 12,112 et seq.; the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. Section 1001 et seq.; the Reconstruction Era Civil Rights Act, as amended, 42 U.S.C. Section 1981 et seq.; and all other federal, state and local laws, statutes, rules or regulations of any type or description, including, without limitation, contract law, tort law, civil rights laws, express or implied covenants of good faith or fair dealing, and otherwise, regarding employment discrimination or the employment of labor, which you or your heirs, executors, administrators, successors and assigns ever had, now have or hereafter can, shall or may have against the Releasees or any of them whatsoever from the beginning of the world to the Effective Time, except for Claims arising under or in connection with this Letter Agreement and your rights to accrued salary and other benefits through the Effective Time and under COBRA to continue your medical benefits under the Company's health plan, at you own expense, after the Effective Time.

          (b) Notwithstanding anything to the contrary set forth in this paragraph 2 or otherwise, you do not in any manner whatsoever waive or discharge or release your rights against the Company or any of its subsidiaries, or any rights arising in connection with or under the Merger Agreement, from or with respect to any claims for or rights to indemnification or contribution under agreement, at law, in equity or otherwise with respect to any liability, obligation, loss or expense incurred by you, or claims made against you in your capacity as a shareholder, director, officer or employee of the Company (or any subsidiary thereof).

          (c) For the purpose of implementing a full and complete release and discharge of the Releasees you expressly acknowledge that the release set out in this Letter Agreement is intended to include in its effect, without limitation, all claims or other matters described in this paragraph 2 that you do not know or suspect to exist in your favor at the time of execution hereof, and that the release set out in this Letter Agreement contemplates the extinguishment of any and all such claims or other such matters.

     3. (a) You acknowledge that you have been informed by the Company of the Company's policy to maintain as secret and confidential all information and materials relating to (i) the financial condition, operations, business and interests of the Company, (ii) the systems, know-how, records, products, services, cost information, inventions, computer and Internet software, marketing and sales techniques and/or programs, methods, methodologies, manuals, lists and other trade secrets from time to time acquired, sold, developed, maintained and/or used by the Company, and (iii) the nature and terms of the Company's relationships with its clients, suppliers, lenders, underwriters, vendors, consultants, independent contractors, attorneys, accountants and employees (all such information and materials being hereinafter collectively referred to as "Confidential Information"). You further acknowledge that such Confidential





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Information is of great value to the Company and has been developed by the
Company as a result of substantial effort and expense and that you have been given access to Company's clients and prospective clients because of your business position with the Company. Therefore, you understand that it is reasonably necessary to protect the Company's goodwill, trade secrets and business interests that you agree and, accordingly, you do hereby agree, that you will not directly or indirectly (except where authorized by the Board of Directors, Chairman of the Board or Chief Executive Officer of the Company for the benefit of the Company at any time hereafter divulge or disclose for any purpose to any persons, firms, corporations or other entities (hereinafter referred to collectively as "THIRD PARTIES"), or use or cause or authorize any Third Parties to use, any such Confidential Information, except as otherwise required by law.

          (b) In accordance with the foregoing, you furthermore agree that (i) you will at no time retain or remove from the premises of the Company any products, prototypes, drawings, notebooks, computer or Internet software or discs, tapes or similar containers of software, manuals, data, books, records, materials or documents of any kind or description of the Company or related to its business for any purpose unconnected with the performance of your duties with the Company and (ii) on or before the Effective Time, you shall forthwith deliver or cause to be delivered up to the Company any and all drawings, notebooks, software programs or discs, tapes or similar containers of software, manuals, data, books, records, materials and other documents and materials in your possession or under your control relating to any Confidential Information or any other material or thing which is the property of the Company.

     4. In view of (a) the Confidential Information that has been obtained by or disclosed to you, and (b) the consideration received by you in connection with the Merger and as a material inducement to USAi to enter into the Merger, you covenant and agree that, for a period of two (2) years after the Effective Time, you shall not directly or indirectly, (i) engage in any venture enterprise, activity or business, passively or actively, as an owner, consultant, adviser, participant, employee, agent or in any other capacity, competitive with the business in which the Company is engaged or involved as of the Effective Time, anywhere within the continental United States, including, without limitation, the sale of any products or services sold or offered by the Company to any person or entity who is or was a client of the Company and for or to whom the Company is performing services or selling products or for or to whom the Company has performed services or sold products at any time during the one-year period ending as of the Effective Time or (ii) solicit the services of, or hire, directly or indirectly, whether on your own behalf or on behalf of others, any managerial or executive employee, account manager or other sales or marketing employee, programmer, information services employee (including, without limitation, network or other information services or Internet operation employee) or database management or marketing employee of the Company who was or is employed by the Company at any time during the two-year period ending as of the Effective Time. Notwithstanding the foregoing, nothing in this paragraph 4 shall prohibit you from owning as a passive investor beneficially and/or of record less than 5% of the outstanding equity securities of any entity whose equity securities are registered under the Securities Exchange Act of 1934, as amended, or are listed for trading on any United States or foreign stock exchange. You acknowledge that the business of the Company is national in scope, that one can effectively compete with such business from anywhere in the continental United States, and that, therefore, such geographical area of restriction is reasonable in the circumstances to protect the Company's trade secrets and other legitimate business interests.





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     5.  You covenant and agree that if you shall violate or breach any of your covenants or agreements provided for in paragraph 3 or 4 hereof, the Company shall be entitled to an accounting and repayment of all profits, compensation, commissions, remuneration and benefits which you directly or indirectly have realized and realize as a result of, growing out of or in connection with any such violation or breach. In addition, in the event of a breach or violation or threatened or imminent breach or violation of any provisions of paragraph 3 or 4 hereof, the Company shall be entitled to a temporary and permanent injunction or any other appropriate decree of specific performance or equitable relief from a court of competent jurisdiction in order to prevent, prohibit or restrain any such breach or violation or threatened or imminent breach or violation by you. The Company shall be entitled to such injunctive or other equitable relief in addition to any ascertainable damages which are suffered, together with reasonable attorneys' and paralegals' fees and costs and other costs incurred in connection with any such litigation, both before and at trial and at all tribunal levels. It is understood that resort by the Company to such injunctive or other equitable relief shall not be deemed to waive or to limit in any respect any other rights or remedies which the Company may have with respect to such breach or violation.

     6. (a) You acknowledge that any breach or violation of paragraph 3 or 4 hereof will cause irreparable injury and damage and incalculable harm to the Company. You further acknowledge that you have carefully read and considered the provisions of paragraphs 3, 4 and 5 hereof and, having done so, agree that the restrictions and remedies set forth in such paragraphs (including, but not limited to, the time period, geographical and types of restrictions imposed) are fair and reasonable and are reasonably required for the protection of the business, trade secrets, interest and goodwill of the Company.

          (b) You understand and intend that each provision and restriction agreed to by you in paragraphs 3, 4, and 5 hereof shall be construed as separate and divisible from every other provision and restriction. In the event that any one of the provisions of, or restrictions in, paragraphs 3, 4, and/or 5 hereof shall be held to be invalid or unenforceable, and is not reformed by a court of competent jurisdiction (which a court, in lieu of striking a provision entirely, is urged by the parties to do), the remaining provisions thereof and restrictions therein shall nevertheless continue to be valid and enforceable as though the invalid or unenforceable provisions or restrictions had not been included. In the event that any such provision relating to time period, geographical and/or type of restriction shall be declared by a court of competent jurisdiction to exceed the maximum or permissible time period, geographical or type of restriction such court deems reasonable and enforceable, said time period, geographical and/or type of restriction shall be deemed to become and shall thereafter be the maximum time period or geographical area and/or type of restriction which such court deems reasonable and enforceable.

          (c) The restrictions, acknowledgements, covenants and agreements of you set forth in paragraphs 3, 4, 5 and 6 of this Letter Agreement shall survive any termination of this Letter Agreement.

          (d) For purposes of paragraphs 3, 4, 5, and 6 of this Letter Agreement, the term "COMPANY" includes the Company and all wholly-owned subsidiaries of the Company as of the Effective Time.



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     7. This Letter Agreement shall be governed by and construed pursuant to the laws of the State of Florida. Any and all disputes between the parties which may arise pursuant to this Letter Agreement will be heard and determined before an appropriate federal court in Florida, or, if not maintainable therein, then in an appropriate Florida state court.

     8. (a) This Letter Agreement is personal in its nature and the parties shall not, without the prior written consent of the other, assign or transfer this Letter Agreement or any rights or obligations hereunder; PROVIDED, HOWEVER, the provisions hereof shall inure to the benefit of, and be binding upon, (i) each successor of the Company or any of its affiliates, whether by merger, consolidation, transfer of all or substantially all of its assets or similar transaction, and (ii) your heirs, legatees, executors, administrators and legal representatives.

          (b) This Letter Agreement contains the entire understanding of the parties hereto relating to the subject matter herein contained and supersedes, on and after the Effective Time, all prior agreements or understandings between the parties hereto with respect thereto, including, without limitation, the Employment Agreement and the Registration Rights Agreement, and can be changed only by a writing signed by both parties hereto. No waiver shall be effective against a party unless in writing and signed by the party against whom such waiver shall be enforced.

     9. For purposes of this Letter Agreement, notices and other communications provided for in this Letter Agreement shall be deemed to be properly given if delivered personally or sent by United States certified mail, return receipt requested, postage prepaid, addressed as follows:


               If to you:          Mark J. Gordon
                                   19951 Northeast 39th Place
                                   Aventura, Florida 33180


               If to the Company:  USA Networks, Inc.
                                   152 West 57th Street, 42nd Floor
                                   New York, New York 10019
                                   Attn.: General Counsel


or to such other address as either party may have furnished to the other party in writing in accordance with this paragraph. Such notices or other communications shall be effective only upon receipt. Notices also may be given by facsimile and in such case shall be deemed to be properly given when sent so long as the sender uses reasonable efforts to confirm and does confirm the receiver's receipt of the facsimile transmission.

     10. This Letter Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement.

     11. You acknowledge and agree that, in deciding to execute this Letter Agreement, you have relied entirely upon your own judgment, that you have read this Letter Agreement and have had adequate time to consider its terms and effects and to ask any question that you may have of anyone, including your legal counsel and that you have executed this Letter Agreement



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voluntarily and with full understanding of its terms and effects on you, and that no fact, evidence, event or transaction currently unknown to you but which may later become known to you will affect in any way or manner the final and unconditional nature of this Letter Agreement. You further acknowledge that (a) you were advised to consult with an attorney before you executed this Letter Agreement; (b) you were afforded sufficient opportunity to and did consult with an attorney; and (c) you may revoke your release of any Claims under the ADEA set forth in paragraph 2 by delivering written notice to the Company within a period of seven days following the day on which you execute this Letter Agreement (the "REVOCATION PERIOD"), and your release of any Claims under the ADEA set forth in paragraph 2 shall not become effective or enforceable until after the Revocation Period has expired. For this revocation to be effective, written notice from you must be received by the Company at the address set forth and as provided in paragraph 9 no later than the close of business on the seventh day after you sign this Letter Agreement. If you revoke your release of any claims under the ADEA set forth in paragraph 2, such release will be of no force or effect.

     12. If the Merger Agreement is terminated before the Effective Time, this Letter Agreement shall be null and void and of no force or effect.

     BY SIGNING THIS LETTER AGREEMENT, YOU STATE THAT:

          (a) YOU HAVE READ THIS LETTER AGREEMENT AND HAVE HAD SUFFICIENT TIME TO CONSIDER ITS TERMS;

          (b) YOU UNDERSTAND ALL OF THE TERMS AND CONDITIONS OF THIS LETTER AGREEMENT AND KNOW THAT YOU ARE GIVING UP IMPORTANT RIGHTS;

          (c)  YOU AGREE WITH EVERYTHING IN THIS LETTER AGREEMENT;

          (d) YOU ARE AWARE OF YOUR RIGHT TO CONSULT WITH AN ATTORNEY BEFORE SIGNING THIS LETTER AGREEMENT AND HAVE BEEN ADVISED OF SUCH RIGHT; AND

          (e)  YOU HAVE SIGNED THIS LETTER AGREEMENT KNOWINGLY AND VOLUNTARILY.





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     If the foregoing correctly sets forth our understanding, please sign one copy of this Letter Agreement and return it to the undersigned, whereupon this letter shall constitute a binding agreement between us.




                                             Sincerely,

                                             PRECISION RESPONSE CORPORATION


                                             By: /s/ David Epstein
                                                 -------------------------------
                                                 Name: David Epstein
                                                 Title: Chief Executive Officer



ACCEPTED AND
AGREED TO:


/s/ Mark J. Gordon
---------------------------------
Mark J. Gordon












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STATE OF FLORIDA            )
                            ) ss:
COUNTY OF MIAMI-DADE        )


     The foregoing instrument was acknowledged before me this 12th day of January, 2000, by David Epstein, as Chief Executive Officer of Precision Response Corporation, a Florida corporation, on behalf of said corporation. He is personally known to me or has produced a State of Florida driver's license as identification.





                                             Sign Name: /s/ Richard D. Mondre
                                                        ------------------------
                                             Print Name: Richard D. Mondre
                                                        ------------------------
                                                            NOTARY PUBLIC

                                             Serial No. (none, if blank:)
                                                                         -------

                                                       OFFICIAL NOTARY SEAL
                                                         RICHARD D. MONDRE
                                                  NOTARY PUBLIC STATE OF FLORIDA
My Commission Expires:                                 COMMISSION NO. CC888151
                                                 MY COMMISSION EXP. DEC. 9, 2003

STATE OF FLORIDA            )
                            ) ss:
COUNTY OF MIAMI-DADE        )


     The foregoing instrument was acknowledged before me this 12th day of January, 2000, by Mark J. Gordon. He is personally known to me or has produced a State of Florida driver's license as identification.





                                             Sign Name: /s/ Richard D. Mondre
                                                        ------------------------
                                             Print Name: Richard D. Mondre
                                                        ------------------------
                                                            NOTARY PUBLIC

                                             Serial No. (none, if blank:)
                                                                         -------

                                                       OFFICIAL NOTARY SEAL
                                                         RICHARD D. MONDRE
                                                  NOTARY PUBLIC STATE OF FLORIDA
My Commission Expires:                                 COMMISSION NO. CC888151
                                                 MY COMMISSION EXP. DEC. 9, 2003